UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/14/2009

First State Bancorporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-12487

New Mexico	85-0366665
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7900 Jefferson NE
Albuquerque, NM 87109
(Address of principal executive offices, including zip code)

505-241-7500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 14, 2009, First State received a notice from The Nasdaq Stock Market ("Nasdaq") stating that First State no longer meets the $1.00 per share requirement for continued listing on The Nasdaq Global Select Market under Listing Rule 5450(a)(1). This notice does not result in an immediate delisting of First State's common stock from The Nasdaq Global Select Market, as a grace period of 180 calendar days (June 14, 2010) is provided under the listing rules.

The deficiency letter, dated December 14, 2009, states that First State has a grace period of 180 calendar days in which to regain compliance. If at anytime during this grace period the bid price of First State's common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, Nasdaq will provide First State written confirmation of compliance. In the event that First State does not regain compliance prior to the expiration of the grace period, Nasdaq will provide written notification that First State's common stock is subject to delisting. First State may apply for the transfer of its common stock to The Nasdaq Capital Market prior to the delisting date if it satisfies all of the requirements, other than the minimum bid price requirement, for initial listing on The Nasdaq Capital Market as set forth in Listing Rule 5505. If First State elects to apply for such transfer, and the application is approved, First State would be eligible for an additional 180 calendar day grace period. The requirements for initial listing on The Nasdaq Capital Market include a minimum market value of publicly held shares of $15 million, which First State does not currently meet.

First State is evaluating all of its options following receipt of this notification and intends to work diligently to attempt to retain listing of its common stock on Nasdaq. Management believes that improved financial performance that results in an increased stock price, much closer to First State's tangible book value, is the best potential solution for regaining compliance with the minimum bid price requirement.

        A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First State Bancorporation

Date: December 17, 2009	By:	/s/ Christopher C. Spencer
Christopher C. Spencer
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press release dated December 17, 2009